Exhibit 99.1

BM Technologies, Inc. created by the Business Combination of BankMobile Technologies & Megalith Financial Acquisition A Banking - as - a - Service pioneer, enabling non - banks to build financial services for their customers BM Technologies, Inc. created by the Business Combination of BankMobile Technologies & Megalith Financial Acquisition Corp. Investor Presentation December 2020 A Banking - as - a - Service pioneer, enabling non - banks to build financial services for their customers

Disclaimer

This presentation (the "Presentation") contemplates the purchase by Megalith Financial Acquisition ("MFAC") of BankMobile Technologies, Inc. ("BankMobile" or the "Company") from Customers Bank, by which BankMobile will become a subsidiary of MFAC ("the Transaction").

BankMobile is Not a Bank

BM Technologies is Not a Bank and it does not provide banking services. BankMobile is a technology provider that facilitates deposits and banking services between a customer and an FDIC insured partner bank. Any reference in this presentation to "banking" or "banking services" is in reference to BankMobile providing services between customers and a partner bank. The BankMobile brand and trademark is only used in reference to services being provided between a customer and an FDIC insured partner bank

No Offer or Solicitation

This Presentation is for informational purposes only and is neither an offer to sell or purchase, nor a solicitation of an offer to sell, buy or subscribe for any securities, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933, as amended (the "Securities Act"), or an exemption therefrom.

Forward-Looking Statements

This Presentation includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. This information is, where applicable, based on estimates, assumptions and analysis that management believes, as of the date hereof, provide a reasonable basis for the information contained herein. Forward-looking statements can generally be identified by the use of forward-looking words such as "may", "will", "would", "could", "expect", "intend", "plan", "aim", "estimate", "target", "anticipate", "believe", "continue", "objectives", "outlook", "guidance" or other similar words, and include statements regarding plans, strategies, objectives, targets, estimates, projections, and expected financial performance. These forward-looking statements involve known and unknown risks, uncertainties and other factors. Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those projections and forward-looking statements are based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information, cost savings, synergies and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors. There can be no assurance that the estimates and assumptions made in preparing the financial projections and forecasts will prove accurate, that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The Company's financial performance and results of operations will be subject to a variety of risks, including but not limited to general economic conditions, consumer adoption, and the operations and performance of its partners, including white-label partners. All information herein speaks only as of the date hereof unless otherwise specified. Management undertakes no duty to update, add to or otherwise revise or correct any of the information contained herein, whether as a result of new information supplied, future events, inaccuracies that become apparent after the date hereof or otherwise. Forecasts and estimates regarding industry and end markets are based on sources believed to be reliable, however, there can be no assurance these forecasts and estimates will prove accurate in whole or in part.

Use of Projections

This Presentation contains financial forecasts with respect to, among other things, income sources, revenue growth, and equity values. These unaudited financial projections should not be relied upon as being necessarily indicative of future results. The inclusion of the unaudited financial projections in this Presentation is not an admission or representation that such information is material. The assumptions and estimates underlying the unaudited financial projections are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the unaudited financial projections. There can be no assurance that the prospective results are indicative of future performance or that actual results will not differ materially from those presented in the unaudited financial projections. Inclusion of the unaudited financial projections in this Presentation should not be regarded as a representation by any person that the results contained in the unaudited financial projections will be achieved.

Industry and Market Data

The information contained here also includes information provided by third parties, such a market research firms. In particular, BankMobile has relied upon independent research from Accenture, ARK Investment Management LLC, FactSet Research Systems, FT Partners Research, PWC & S&P Global Market Intelligence for market and industry information to be used by BankMobile. None of MFAC, the sponsor of MFAC, BankMobile, BMT, Customers Bank and its affiliates and any third parties that provided information to MFAC or BankMobile, provide guarantees of the accuracy, completeness and timeliness or availability of the information. None of MFAC, BankMobile, Customers Bank nor any of their respective affiliates, nor any of the research providers, are responsible for any errors or omissions or conclusions form the use of such content.

Non-GAAP Financial Measures

This Presentation includes certain non-GAAP financial measures that management reviews to evaluate its business, measure its performance and make strategic decisions. Management believes that such non-GAAP financial measures provide useful information to investors and others in understanding and evaluating its operating results in the same manner as management. EBITDA is a non-GAAP financial measure that represents net income prior to interest expense, net, other expense, net, income taxes, and depreciation and amortization, as adjusted to add back certain non-cash and non-recurring charge. EBITDA and any other ratio or metrics derived therefrom are financial measures not calculated in accordance with GAAP and should not be considered as substitutes for revenue, net income, operating profit, or any other operating performance measure calculated in accordance with GAAP. Using these non-GAAP financial measures to analyze the business would have material limitations because their calculations are based on the subjective determination of management regarding the nature and classification of events and circumstances that investors may find significant. In addition, although other companies in its industry may report measures titled EBITDA or similar measures, such non-GAAP financial measures may be calculated differently from how management calculates its non-GAAP financial measures, which reduces their overall usefulness as comparative measures. Because of these limitations, you should consider EBITDA alongside other financial performance measures, including net income and other financial results presented in accordance with GAAP.

Q3 2020 financials within the presentation are still preliminary and subject to revision

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Table of Contents I. Introduction II. Transaction Summary III. BankMobile Overview IV. Financial Information V. Appendix

Management Presenting



Luvleen Sidhu

CEO and Co-Founder

FinTech Woman of the Year[1]

Industry Experience
9+ Years

- Luvleen Sidhu is the Chief Executive Officer and Co-Founder of BankMobile
- After graduating from Harvard and Wharton she was a management consultant at Booz & co. in their financial services practice
- Sidhu is a recognized leader in the industry and was named one of Crain's New York Business 2020 40 Under 40 and a "Rising Star in Banking & Finance" in 2020
- Before attending business school at Wharton, she was analyst at Neuberger Berman and also worked as a director of corporate development at Customers Bank. While at the company, Sidhu introduced several growth projects, including partnering with a New York City-based start-up to improve the banking experience through innovative technology
- Sidhu has been featured regularly in the media including on CNBC, Bloomberg Radio, Yahoo Finance, Fox News Radio and in The Wall Street Journal, Forbes.com, American Banker, Crain's New York, FoxNews.com, among others



Bob Ramsey

Chief Financial Officer

Industry Experience
20+ Years

- As BankMobile's Chief Financial Officer, Bob Ramsey oversees the bank's financial operations, including planning, risk, and reporting
- Prior to joining BankMobile, Ramsey served as senior equity research analyst at FBR Capital Markets, where he covered community banks, regional banks, super-regional banks, consumer finance and fintech companies during his 13-year tenure
- Ramsey is a Chartered Financial Analyst (CFA). He holds a Bachelor of Arts degree in Managerial economics from Hampden-Sydney College and a Master of Business Administration degree from the College of William and Mary



A.J. Dunklau

CEO

MEGALITH FINANCIAL ACQUISITION CORP

The MFAC Board is a Value-Add Partner to BankMobile

- ✓ Expertise in Scaling and Building Billion Dollar Companies in Related Industries
- ✓ Total Board Experience of 50+ Years in Related Industries
- ✓ Track Record of Creative Deal Structuring and Partnership Development

MFAC Board Leadership or Board Experience

Sovereign Bank, PayPal, YouTube, Thomson Reuters, cfpb, College Ave Student Loans, green dot, Santander

1) 2019 Lendit Fintech Industry Awards

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Q3 2020 Update

BankMobile

Q3 Financial Overview

- Q3 pro forma core revenue of $18.2mm, represents 19.5% YoY growth
- Q3 pro forma core EBITDA of $3.6mm
- YTD pro forma core EBITDA of $2.0mm

Strong Growth

- Q3 End of Period (EOP) serviced deposits rise to $944mm, represents 42% YoY growth
- Q3 Card Spend of $741mm, represents 24% YoY growth
- Strong growth in new businesses (White Label & Workplace) with rapidly improving account metrics
  - 150K new accounts LTM (9/30/20)
  - EOP serviced deposit balances up ~150% per account YoY
  - Quarterly Card Spend per account increased 60% YoY

Higher Ed Business Adapts to COVID

- Expect 99.7% retention of disbursement services by campuses this year
- NACUBO reports that more than half of higher ed institutions are offering remote options for some or all classes, impacting the amount of students on campus [1]
- Disbursement dollars are highly persistent as Aug. & Sept. down only ~1.6% YoY ($2.87B vs $2.91B) while YTD serviced organic deposits have grown 32% and end of period Q3 serviced deposits are up 8% YoY

Continued focus on Operating Leverage

- Corporate restructuring, implementation of automation projects, and vendor negotiations lead to projected $1.7mm of Q4 savings and annualized $7mm of savings starting in 2021
- Expected realization of $10mm annualized expense savings in 2020 resulting from vendor negotiations and contract restructurings in 2019

Other Key Developments

- T-Mobile Money product has been extended to the entire Sprint customer base
- Officially launched Workplace Banking vertical in Q3 with BenefitHub, one of the largest HR benefits marketplaces with access to over 6 million potential customers
- Hired Jamie Donahue as Chief Digital Officer. Jamie was formerly Head of Cloud Architecture, Engineering & Delivery at Finastra.

Note: Q3 2020 financials are still preliminary

1) NACUBO Flash Poll: Fall 2020 Institutional Plans; NACUBO is National Association of College and University Business Officers

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Where Does BankMobile Technologies Stand Today?

BankMobile

Delivering Full-Featured Digital Banking Platform to Large Scale Non-Bank Partners

One of America's Largest Digital Banking Platforms…

- ✓ Over 2M accounts [(1)]
- ✓ ~300K accounts opened annually [(2)]
- ✓ ~$944M in serviced deposits as of 9/30/20
- ✓ $49M in pro forma core revenue YTD
- ✓ $2.0M YTD pro forma core EBITDA [(3)]

Expert in B2B2C Banking…

- ✓ Proprietary Banking-as-a-Service ("BaaS") technology
- ✓ Allows for greater speed and cost effectiveness in bank roll out for partners
- ✓ High-volume, low-cost customer acquisition model
- ✓ Serves ~1 in 3 U.S. students on approximately 725 campuses [(4)]
- ✓ Launched partnership with T-Mobile via the T-Mobile MONEY checking account
- ✓ Planned 2021 launch of digital bank account with Google Pay

Winner
Lendit Fintech
Most Innovative Bank
2019

…Award Winning Banking Technology, Focused on Banking Services for Millennials & Middle Income Americans…

- ✓ Customer-centric approach
- ✓ Provides an affordable, easy-to-use product
- ✓ Simplifies banking for the consumer
- ✓ Creates customers for life with full suite of banking products, including checking, savings, personal loans, credit cards and student refinancing
- ✓ Creates attractive returns

1) Data as of 9/30/2020
2) Per BankMobile management
3) EBITDA is a Non-GAAP financial measure; see page 45 and 46 for reconciliations to Non-GAAP financial measures and disclaimers on forward looking financials
4) Based on market share for Signed Student Enrollments ("SSEs") (the number of students enrolled at higher-ed institutions); Assumes ~3M SSEs are considered non-addressable (beauty schools, trucking schools, etc.); Data per BankMobile's internal sales database and estimated student market size and National Center for Education Statistics "Enrollment and Employees in Postsecondary Institutions, Fall 2015; Financial Statistics Academic Libraries, Fiscal Year 2015", February 2017

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Consumers Are Recalibrating Their Banking Needs

New Digital Options, Remote Necessities and Poor Customer Experiences Are Driving Change

Consumer Preferences are Changing, with Banks Slow to Adapt

1 in 2
consumers switch their primary banks due to discounts and promotions on fees[1]

1 in 3
consumers switch primary banks for a better interest rate on their deposits[2]

10%
of income spent on fees charged by payday lenders and other financial service providers[5]

63%
of consumers are using mobile channels more frequently[2]

50%
of consumers likely will not open their next account with the bank they currently use[2]

59%
of employees claim financial or money challenges as the #1 cause of stress in their lives[4]

Consumers are Looking for an Affordable Banking Alternative[3][5]

- ✓ **1 in 3** Americans live paycheck to paycheck
- ✓ Americans pay **$34B** a year in overdraft fees
- ✓ The average overdraft fee is **$33.36**
- ✓ Big banks require **at least $1,500** in a basic checking account to waive their monthly maintenance fee, which averages **$10.99**
- ✓ Women **pay 18% more in overdraft fees** than men (five per year) due to lower-than-average earnings
- ✓ The average fee to withdraw money from an **out-of-network ATM** has hit a record high of **$4.72**, up **33%** over the past decade

1) Accenture Consumer Retail Banking Survey Summary, July 2017
2) PWC Consumer Banking Survey, 2019
3) Forbes, "Consumers Shelled Out $1B in Monthly Bank Maintenance Fees", 2019
4) PWC Employee Wellness Survey, 2019
5) The Cornerstone Performance Report, 2017

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8 | Non - Banks Want to Engage Customers via Financial Services Higher - Ed, Retailers and Large Employers All Have Untapped Financial Use Cases Higher - Ed Institutions Higher - Ed institutions send tens of billions in payments each year to students, creating administrative complexity and resulting in high overhead costs Large employers struggle with implementing and integrating financial wellness capabilities into their existing HR strategy Large Employers Onerous and complex regulations regarding disbursement of federal funds Inefficient and expensive processing, fulfilment and reconciliation of student loan refund disbursements Time - consuming interactions between schools, staff and students Employers struggle to retain talent when their staff are not thriving financially Human resources departments lack compelling financial wellness programs for their employees Tighter labor markets have created an acute talent shortage, requiring employers to differentiate Consumer - centric brands constantly refine strategies to better attract, engage and retain customers Consumer Focused Brands Traditional retailers struggle to differentiate in a commoditized market without creating “race - to - the - bottom” Lack of passive income opportunities and centralized consumer data aggregation Competition and changing customer expectations are exposing undifferentiated rewards programs

BankMobile Solves Multiple Parties' Pain Points in One Solution

Resulting in High-Volume, Low-Cost Customer Acquisition

B2B2C Approach


Consumers
Students
Customers
Employees
Clients and Partners
Natural Checkout Moments
BankMobile
Bank Partners

Examples of BankMobile Solutions within 3 Verticals

Higher-Ed Banking

- ✓ Distribute financial aid refunds and other disbursements
- ✓ Eliminate administrative burden and complexity
- ✓ Offer students access to banking services
- ✓ Reduce processing costs annually by ~$125K / year[1]



Planned Launch in 2021

G Pay

White-Label Banking

- ✓ Offer financial services through white-label partnerships [2]
- ✓ Attract customers by improving banking experience in historically-underserved segments
- ✓ Deliver customizable, partner branded rewards and special offers to further drive loyalty
- ✓ Create net-new, passive revenue streams for partners with lower customer attrition



Workplace Banking

- ✓ Deploy differentiated financial services in conjunction with financial wellness strategy
- ✓ Represents the first benefit that earns employee's money via interest-bearing accounts, no fees and unique cost-saving opportunities
- ✓ Easily accessible benefits through HR portal



1) Compared to existing campus processing costs; Approximation based on internal BankMobile estimates
2) Deposits are held with bank partner

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BankMobile Evolving into a Premier Brand

Fast Growing Digital Banking Technology Platforms



Today
Pipeline of White-Label and Strategic Partnerships
Direct-To-Consumer
Higher-Ed
T Mobile
Higher-Ed
Workplace Banking
T Mobile Sprint
Higher-Ed
Other White-Label Partners
Workplace Banking
T Mobile
Sprint
Higher-Ed
G Pay
BankMobile Evolution and Continued Growth Elements

2015 - 2017: Early Days

Product
- ✓ BankMobile founded in 2015 to "digitize" the traditional banking experience

Higher-Ed
- ✓ Acquired Higher One's Student Checking and Refund Disbursement Business
- ✓ Integrated new functionality and technology
- ✓ Repositioned the business (fees, compliance)

Investment
- ✓ BankMobile invested heavily to create its Banking-as-a-Service

2018 – 2020: Business Model and Product Innovation

Platform
- ✓ Focused on expanding B2B2C strategy

Partnerships
- ✓ Partnered to launch T-Mobile MONEY
- ✓ T-Mobile MONEY extended to Sprint customers

Technology
- ✓ Built out the technological infrastructure to roll out white-label checking, savings, Point-of-Sale ("POS") financing, credit card, personal loans and student refinance

2020+: Rapid Expansion

Long-Term Growth
- ✓ Collaboration with Google Pay announced August 3rd – Will plan to launch in 2021
- ✓ Continue to acquire new Higher-Ed clients
- ✓ Further expand within existing customer base
- ✓ Continue to Add additional White-Label Partners
- ✓ Invest in strategic M&A opportunities

Well-positioned for long-term growth and continued EBITDA margin expansion

Note: BM Technologies is Not a Bank and does not provide banking services. BankMobile is a technology provider that facilitates deposits and banking services between a customer and an FDIC insured partner bank. Any reference in this presentation to "banking" or "banking services" is in reference to BankMobile providing services between a customers and a partner bank. The BankMobile brand and trademark is only used in reference to services being provided between a customer and an FDIC insured partner bank. The BankMobile brand is only used in reference to services provided in collaboration with an FDIC insured sponsor bank.

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11 | ▪ Megalith Financial Acquisition Corp (NYSE: MFAC) has entered into a definitive agreement to acquire BankMobile Technologies ▪ This transaction is subject to customary regulatory approvals Transaction Structure (1) ▪ Transaction valued at an implied post - money enterprise value of $140mm (2) , which equates to 1.3x multiple on 2021E Revenue of $104.0mm (3) 6.5x multiple on 2021E EBITDA of $21.5mm (3) Valuation ▪ Transaction to be funded through a combination of MFAC common stock, cash held in the MFAC trust account, proceeds received from newly issued shares through a PIPE transaction and assumed debt of $40mm (2) ▪ Pro forma net leverage of 4.2x based upon 2020E pro forma core EBITDA of $3.8mm (3)(4) Cap Structure & Leverage ▪ MFAC public equity investors (original SPAC investors) are expected to own 25.6% of the combined (5) ▪ Shares issued to PIPE Investors are expected to own 27.2% (5) ▪ Customers Bancorp shareholders are expected to own 47.2% (5) ▪ Customers Bancorp will own 0.0% Pro Forma Ownership ▪ MFAC will remain a Delaware corporation, the post - closing company is expected to remain listed on the NYSE American ▪ The public company will be renamed BM Technologies, Inc. Listing 1) See “Proposed Transaction Structure” on slide 44 and “Proposed Capitalization and Ownership” on slide 43 2) See “Proposed Capitalization and Ownership” on slide 43 for calculation; Reflects debt prior to partial paydown from cash in MFA C’s trust account 3) Pro forma core revenue and EBITDA are set forth on “Income Statement History and Forecast“ and “Reconciliation to Non - GAAP Finan cial Measures” on slides 23, 33 and 46, respectively 4) Net leverage defined as net debt at closing / 2020E pro forma core EBITDA; See “Reconciliation to Non - GAAP Financial Measures” o n slide 47 5) See ownership table on slide 43 “Proposed Capitalization and Ownership”; Analysis assumes $27.7 million cash held in the trust account by MFAC related to existing MFAC public stockholders (reflects current amount following the November 2020 shareholder redemption period), shares will remain outstanding and cash will be available for use in the Transaction; includes aggregate PIPE investment of $20.0mm; See slide 43 for materi al assumptions BankMobile Transaction Overview

Transaction Background

BankMobile

Why is BankMobile Technologies ("BMT") Being Divested? Why is BMT Positioned as an Independent Company?

1 Customers Bank ("CUBI") is divesting BMT

Reasons for Divestment

A. "Durbin Fee Challenge"

B. Realigned Priorities & Focus

C. Regulation

A. BankMobile Technologies ("BMT"), a subsidiary of Customers Bank ("Customers"), will be subject to reduced interchange income if it remains wholly-owned by CUBI, due to the Durbin Amendment (part of Dodd-Frank banking reform of 2011). When a bank crosses $10b in assets on December 31st, it becomes subject to the Durbin Amendment, and interchange income is significantly reduced. Customers is now subject to the Durbin Amendment.

B. Customers Bancorp ("CUBI") has made recent strategic decisions to focus on its largest commercial lending lines of business. BMT is a smaller operating unit which focuses on retail deposit customers and retail banking-as-a-service (BaaS); BMT does not fit CUBI's core commercial banking focus and is being divested.

C. From a regulatory and business focus point of view, CUBI wishes to be a "Business oriented Community Bank."

.

2 Transaction Related

BMT - A standalone company

1) Customers is divesting BankMobile Technologies
2) BMT will also have debt outstanding held by CUBI in amount of $40[1] million; which is also part of the purchase price paid (it is BM Technologies Inc.'s intention to pay off the debt as soon as possible)
3) Customers will contractually agree to provide the same Deposit Related Fees and Durbin Exempt Interchange Rate (Fees) through 2022 to enable BMT a stable "runway" of revenue while BMT establishes additional bank partnerships to replace CUBI
4) CUBI will have no role on management and no seats on the board of the pro forma company
5) CUBI will not retain a common equity ownership interest in the company as shares will be distributed directly to CUBI shareholders — there will be restrictions on the sale of shares distributed to CUBI shareholders for a period of 12 months after Closing[2]
6) A limited Transition Services Agreement will be signed prior to closing

See **Proposed Capitalization and Ownership and Proposed Transaction Structure on pages 43 and 44, respectively**

3 Independent Platform Better Positioned

Benefits to the pro forma company

- Remove Growth Constraints overlaid by parent
- Aligns management, board and investors primary focus without distraction of other businesses
- Enables BMT to more easily develop new bank partners who will enable BMT to offer credit and other financial products to existing customers.
- Enables BMT to be a technology provider to other chartered banks
- BMT becomes a stand alone FinTech company with its own capital sources and sector valuation metrics; and not governed by bank valuations
- Better positioned to capitalize on trends away from branch-based banking

1) Reflects debt prior to partial paydown from cash in MFAC's trust account
2) The Merger Consideration Shares will be subject to restrictions on sale and transfer for a period of twelve months following the Closing of the Business Combination, provided that these restrictions will end prior to such time upon the earlier of (1) the date after the Closing Date on which Megalith consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of Megalith's stockholders having the right to exchange their shares of common stock for cash, securities or other property, and (2) the date on which the closing sale price of Megalith's common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing.

| 12

Business Overview

14 | Key Investment Highlights High - Volume, Low - Cost, Customer Acquisition Strategy 2 Our “Banking - as - a - Service” Delivers a Full - Featured Digital Banking Platform to Partners 4 Opportunity to Disrupt Massive U.S. Banking Market 1 Highly - Attractive Business Model 7 Attractive Distribution Channel Through Market Leadership Position in Higher Education 6 Unique Competitive Position 5 Collaborations with Large, Highly Attractive Brands 3

1 Opportunity to Disrupt Massive U.S. Banking Market

BankMobile

Banks Have Consolidated, but Fragmentation Remains High

Industry-wide headwinds have **driven significant asset consolidation,** with **big banks holding 50% of deposits** and **struggling with customer satisfaction** while the **99.8% of other banks** hold the other **50% of deposits,** yet struggle to **acquire customers at a low cost**

Asset Concentration in Banking, June 2019[1]



TOP ~0.2% OF BANKS COVER ~50% OF ASSETS
ALL OTHER BANKS COVER REMAINING ~50%
4 Banks
$7.3T Assets
MEGA BANKS ($1T+ ASSETS)
5 Banks
$1.8T Assets
SUPER-REGIONAL BANKS ($250B-$1T ASSETS)
35 Banks
$4.2T Assets
CORE REGIONAL BANKS ($50B-$250B ASSETS)
100 Banks
$2.1T Assets
SMALL REGIONAL BANKS ($10B-$50B ASSETS)
656 Banks
$1.7T Assets
MICROBANKS ($1B-$10B ASSETS)
4,512 Banks
$1.2T Assets
COMMUNITY BANKS (<$1B ASSETS)

The BankMobile Solution

BankMobile is pairing with **white-label partners** and **partner banks** to beat **large and small banks** through **high-volume, low-cost customer acquisition** driven by its **full-featured BaaS platform**

BankMobile is able to **capture deposits for Partner Banks** from the **dissatisfied customers of big banks** and **undercut smaller banks** struggling with customer acquisition

1) Source: USBL "Banks Ranked by Total Assets", June 2019.

| 15

16 | $250 $350 $250 $1,500 $1,500 $400 $0 $200 $400 $600 $800 $1,000 $1,200 $1,400 $1,600 Credit Cards Retail Checking Accounts Consumer Lending High - Volume, Low - Cost Customer Acquisition Strategy Implemented B2B2C Approach in the Higher - Ed and Telecom Industry 1) ARK Investment Management LLC, “Customer Acquisition Costs Per Customer For Financial Products”, 2018 2) BankMobile’s CAC is calculated based on LTM total Marketing and Client Operations expenses net of subscription fees paid to BankMobile for HigherEd clients; divided by LTM newly active accounts 3) If the subscription fees paid by Higher Ed institutions to service their disbursements business were backed out of the net co st of acquisition, BankMobile’s CAC would be $26.78 BankMobile Customer Acquisition Estimated Industry Customer Acquisition Cost (1)(2) BankMobile achieves a lower Customer Acquisition Cost relative to others in the banking industry by leveraging its disruptive distribution model , which leverages its partners’ loyal customer base and brand affinity x BankMobile drives customer acquisition and marketing engine through a differentiated distribution model x Rapid penetration into partners’ loyal, ingrained customer base x Ability to leverage partners’ brand equity to establish trust and accelerate adoption x Derives significantly lower customer acquisition cost than a traditional bank by leveraging existing customer base 2 Implied CAC Cost Differential up to $1,490 BankMobile CAC: $9.63 (3)

3a Collaborations with Large, Highly Attractive Brands

White-Label Banking Case Study: T-Mobile MONEY

Relationship Overview

- BankMobile and T-Mobile partnered to launch T-Mobile MONEY in 2019
- Offers no account fees and 4% interest on balances up to $3k for T-Mobile customers
- T-Mobile MONEY extended to the Sprint customers in August of 2020
- Contract was recently extended to 2023 with option to renew for additional 2-year periods

Win – Win Relationship

- ✓ Strong customer retention program for T-Mobile
- ✓ New BankMobile customers (deposits for Partner Banks)

Partnership Highlights

"Traditional banks aren't mobile-first, and they're definitely not customer-first. As more and more people use their smartphones to manage money, we saw an opportunity to address another customer pain point," said John Legere, former CEO of T-Mobile (April 2019) (1)

"Today, more than ever, it is absolutely critical that people keep more of their hard-earned money in their pockets. T-Mobile MONEY customers get an industry leading return on their money, with zero fees, so they keep more, and grow more, the way it should be," said Mike Sievert, CEO of T-Mobile (August 2020) (2)


Say goodbye to account fees.
It's your money. Keep it. No overdraft fees. No maintenance fees. No fees at Allpoint® ATMs. No minimum balance.
Sign up

See how we compare	T-Mobile MONEY			
Account Type	Checking	Core Checking	Total Checking	Everyday Checking
Monthly fee	$0	$12	$12	$10
No-Fee Acct Balance Minimum	$0	$1,500*	$1,500**	$1,500***
Overdraft Fee	$0	$35	$34	$35
No-fee ATMs	55,000	16,000	16,000	13,000


Earn 50X more
That's 50X more than the average U.S. checking account interest rate.** Everyone earns 1.00% APY* on all balances. T-Mobile wireless customers with qualifying service can earn 4.00% APY* on balances up to $3,000 and 1.00% APY after that in their T-Mobile MONEY checking account by depositing at least $200/month and registering for perks.
* Click here for APY details or see below.
** Based on information provided by the FDIC as of 2/13/20.
T-Mobile MONEY
earn 4.00% APY
National average checking account rate
<.06%

1) Per T-Mobile press release; Bye, "Big Banks. Hello, T-Mobile MONEY Introducing Your No-Fee, Interest-Earning, Mobile-First Checking Account" – April 18th, 2019;
2) Per T-Mobile press release; "It Pays (Literally) To Be With The Un-Carrier; Full T-Mobile MONEY Benefits Extend To Sprint Customers" – August 24th, 2020

| 17

Collaborations with Large, Highly Attractive Brands

3b

Recently Announced Collaboration with Google Pay

Relationship Overview

On August 3rd 2020, BankMobile announced an execution of an agreement with Google to introduce digital bank accounts.

BankMobile | G Pay

Highlights

- ✓ Google Pay will provide the front-end user experience which will have some aspects unique to the higher education market from the standard Google Plex account
- ✓ The product will be built upon BankMobile's existing banking infrastructure
- ✓ Product will be offered through BankMobile's existing higher education distribution channel which serves approximately one in three college students through relationships with approximately 725 campuses
- ✓ Planned launch in 2021

Win – Win Relationship

- ✓ Increase the percentage of college students that choose to receive a disbursement through the opening of a BankMobile account
- ✓ Provide students new tools that will assist in budgeting and offer personal financial insights

Partnership Highlights

"Google is excited to partner with BankMobile in enabling a digital experience that is equitable for all and meets the evolving needs of a new generation of customers. We believe that we can use our technology expertise to benefit users, banks and the entire financial ecosystem." - Felix Lin, Vice President at Google (August 2020) (1)

"We are thrilled to be collaborating with Google to offer our student customers enhanced digital bank accounts. Many of our student customers today are struggling to manage their money as they work part-time and attend school. Through our collaboration with Google we believe we can provide these students with the appropriate financial tools to help them navigate through these difficult situations successfully" – Luvleen Sidhu, CEO, BankMobile (August 2020) (1)

1) Source per Press Release: *BankMobile Announces a Collaboration to Offer Digital Bank Accounts – 8/3/2020*

| 18

4a BankMobile Technologies Delivers a Full-Service Digital Banking Platform

BankMobile

Key Capabilities, Products and Technology Platform

BaaS Offering

BankMobile brings the whole bank to partners…

Partner

"Banking as a Service Offering"

- A Omni-Channel Digital Banking
- B Modern Technology Platform
- C Full-Service Banking Support
- D Bank Partnerships

- ✓ All digital channels and bank technologies delivered including mobile, web, Alexa, APIs and US payment systems
- ✓ Out of the box capabilities supported including customer care, compliance, fraud mgmt., deposit / loan operations and debit card printing
- ✓ Flexible connections to banks via partner-specific banking APIs

A Branded Digital Banking Apps

… with a tailored signup and branded bank UX…



Good afternoon, Richard!
Good afternoon, Jane!
$825.00
$502.00
IVORY BANK
debit
5213 7700 0000 0000
07/22
CARDHOLDER NAME

- ✓ Frictionless onboarding and omni-channel apps
- ✓ Full primary bank relationship support, including transfers, remote deposit capture, P2P, bill pay, ATMs, cash-in and physical/digital debit cards
- ✓ Gamified cross-industry offers and perks

B Modern Cloud-Based Technology Platform

… enabled by tech designed for partner integration

BaaS Customer Hub APIs

- Bank Product Data
- Digital Activity Data
- Partner Data

Azure Cloud

Core Banking Systems

- Payments
- Checking
- Savings
- Credit

- ✓ Near-real-time APIs with aggregated data enables partner-specialized, customer-centric experiences
- ✓ Core banking systems provide primary account features at ultra-high reliability
- ✓ Modern cloud enables consistent re-use across multiple partners, tested on millions of accounts

Note: BM Technologies is Not a Bank and does not provide banking services. BankMobile is a technology provider that facilitates deposits and banking services between a customer and an FDIC insured partner bank. Any reference in this presentation to "banking" or "banking services" is in reference to BankMobile providing services between a customers and a partner bank. The BankMobile brand and trademark is only used in reference to services being provided between a customer and an FDIC insured partner bank

| 19

4b *continued* -

Deliver Full-Service Banking Platform to Partners' Customers

BankMobile

Attracts Customers Through Digital Channels and Provides Back-Office Support in One Solution

BankMobile delivers a full-service, centralized and customer-centric experience while alleviating the back-office and administrative burden for white-label partners

C Full-Service Banking Support

- Deposit Operations
- Compliance Solutions (KYC, AML, BSA, Etc.)
- Call Center Operations
- Debit Card Issuance
- Physical ATM Access
- Information Security
- Fraud Management
- Data Analytics / Reporting
- Core Processing

D Access to a Partner Bank

- Established Bank License
- Regulatory Approvals
- FDIC Insured Deposits
- Integrated, Flexible APIs
- Streamlined Payment Rails
- Loan Underwriting

Note: BM Technologies is Not a Bank and does not provide banking services. BankMobile is a technology provider that facilitates deposits and banking services between a customer and an FDIC insured partner bank. Any reference in this presentation to "banking" or "banking services" is in reference to BankMobile providing services between a customers and a partner bank. The BankMobile brand and trademark is only used in reference to services being provided between a customer and an FDIC insured partner bank

| 20

5

Competitive Positioning

Complete Digital Banking Platform

BankMobile

Illustrative Competitive Landscape

Representative Firms	BankMobile	chime, CHASE, VARO, TD Bank, WELLS FARGO	green dot, BBVA	Synapse, MARQETA	The Bancorp, cross river, EVOLVE Bank & Trust
Competitive Differentiation	**White-Label**	**Consumer Banks & Neo Banks**	**BaaS Banks**	**Fintech BaaS Providers**	**White-Label Charters**
Extreme partnership tailoring *Deep customer experience integration*	Full	Empty	Half	Half	Half
Full-BaaS Model *Complete white label digital banking platform (compliance, deposit operations, fraud management, customer care, etc)*	Full	Empty	Three-quarter	Half	Quarter
Branded Digital Banking *Offer full white label digital bank app on mobile and web*	Full	Empty	Quarter	Empty	Empty
Revenue share / great consumer prices *Partnerships drive low CAC & blended offers. Planned Durbin exempt bank*	Full	Empty	Three-quarter	Half	Half

BankMobile's ability to customize and integrate a fully branded front and back end experience is a differentiating approach and key to partners who have a strong brand relationship with their customers

Why BankMobile Wins

- Partnership model offering turnkey, fully branded digital banking platform.
- Deep experience and long history in B2B2C banking
- Superior service, delivering executive oversight and fully-supported implementation
- Delivers interchange revenue share potential from all account activity

| 21

6 Distribution Through Market Leadership Position in Higher-Ed

BankMobile

Deeply Embedded Campus Relationships Allow for Customer Acquisition and "Customer for Life" Strategy

U.S. Higher-Ed Student Disbursement Market Share[1]

Total Addressable Market is 20M students and replenishes every year[2][3]



BankMobile
31%
Software
19%
Other[5]
18%
2%
In-House Capabilities
30%
Payment Providers
National Banks

Exclusive, Long-Term and Contractual Campus Relationships

- ✓ Long-term embedded university client base of approximately **725 campuses**
- ✓ SSE retention rate of over **98%**[4]
- ✓ Average client tenure **> 5 years**
- ✓ Typical new contract term is **3 – 5 years** with auto-renewal periods of various lengths
- ✓ Active pipeline of **~1M** students
- ✓ Expect prepaid providers to be a minimal threat as regulations have made it more difficult for prepaid operators

Benefit of the Higher-Ed Business

- ✓ Access to **~1 in every 3** college students in the U.S.
- ✓ Ability to create **"customer for life"** through selling additional financial services products as students graduate
- ✓ Proven scale generating **$60M+** in annual revenues with **~2M** accounts currently on the platform
- ✓ Scalable technology distributing more than **$10B** of payments a year

Recent Developments

- ✓ BMT is in active implementation and negotiations on **2 new Partnerships** that are intended to increase product offerings to schools and increase adoption of BMT products by SSEs.
- ✓ BMT's mix of SSE's is weighted towards local, two-year institutions
- ✓ Management believes BMT's segment exposure could perform better than more expensive, private, four-year schools, by offering a better value proposition particularly if remote learning becomes more common or required
  - **87% of SSE at better value "public" schools**
  - **Active pipeline of schools with ~1M SSEs**

Note: SSEs refers to Signed Student Enrollment
1) Per BankMobile's internal sales database and estimated student market size based on SSEs
2) National Center for Education Statistics. "Enrollment and Employees in Postsecondary Institutions, Fall 2015; Financial Statistics Academic Libraries, Fiscal Year 2015", February 2017
3) ~3M SSEs are considered non-addressable (beauty schools, trucking schools, etc.)
4) Represents one minus the annual SSE attrition over beginning of the year SSE count
5) Includes credit unions, regional banks, other software providers, unknown, etc.

| 22

7 Highly Attractive Business Model

BankMobile

Income Statement – Historical & Forecasted

Revenue Breakout by Major Categories

Category	% of Total Q3'2020 YTD Revenues	Description
Card Revenue	41%	Interchange and MasterCard incentive income based on card activity and out-of-network ATM fees
Deposit Servicing Fees	31%	Fee charged to partner bank(s) based on average balances of serviced deposits
Account Fees	17%	Monthly account fees, wire fees and card replacement fees
University Fees	8%	Subscription and transactional fees charged to colleges based on enrollment size, competitive marketplace and disbursement channels and options
Other Fees	3%	Various nominal other fees, including fees associated with cash deposits

% of Total Q3'2020 YTD Revenues

Historical & Projected Income Statement

	2019 Pro Forma Core [1]	2020E	2021E	2022E
Pro Forma Core Revenues ($mm)	**$61.3**	**$66.9**	**$104.0**	**$144.4**
Less: Pro Forma Core OpEx (Excl. Deprec. & Amort.) ($mm)	63.6	63.0	82.6	94.1
Pro Forma Core EBITDA ($mm)[2]	**($2.2)**	**$3.8**	**$21.5**	**$50.3**
Less: Interest Expense ($mm)	0.5	1.4	0.6	0.3
Less: Deprec. & Amort. ($mm)	9.3	11.7	14.7	16.7
Pro Forma Core Pre-Tax Income ($mm)	**($12.1)**	**($9.3)**	**$6.2**	**$33.3**
Less: Tax Expense ($mm)	0.0	0.0	1.5	8.0
Pro Forma Core Net Income ($mm)	**($12.1)**	**($9.3)**	**$4.7**	**$25.3**
Average Serviced Deposits ($mm)	**$548.5**	**$757.0**	**$1,381.4**	**$2,335.0**
YoY Growth				
Average Serviced Deposits		*38%*	*82%*	*69%*
Pro Forma Core Revenues		*9%*	*56%*	*39%*
Pro Forma Core OpEx (Excl. Depreciation & Amortization)		*(1%)*	*31%*	*14%*
Pro Forma Core EBITDA		-	*458%*	*134%*
Pro Forma Core Net Income		-	-	*442%*

Note: 2020 – 2022 forecasted figures incorporate additional public company cost upon consummation of the transaction. Forward looking financial projections assume white label business achieves significant forecasted growth. These figures are subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the control of the Company and its management.

1) 2019 financials are shown pro forma for BankMobile's current deposit servicing and expense agreements with Customers Bank; see page 45 for reconciliations to Pro Forma Core Financials
2) EBITDA is a Non-GAAP financial measure; see page 46 for reconciliations to Non-GAAP financial measures

| 23

Demonstrating Strong Performance Across Key Metrics

Key Performance Indicators – Metrics of Company Success

Card Spend Q3


24%
$597M
$741mm
Q3' 19
Q3' 20

Comments:
Strong growth driven by significant increases in both Higher Ed and White Label

Definition:
The aggregate amount of spend on debit cards in Q3 2020 vs Q3 2019

Card Spend YTD


16%
$1.8bn
$2.1bn
Q3' 19 YTD
Q3' 20 YTD

After falling 2% YOY in Q1, Debit Card spend grew 32% in Q2 and 24% in Q3

The aggregate amount of spend on debit cards in Q1-Q3 2020 vs Q1-Q3 2019

EoP Serviced Deposits


42%
$666mm
$944mm
Q3' 19
Q3' 20

Growth driven by increase in accounts, organic deposits, and boosted by federal stimulus programs

Aggregate, end of period balance of serviced customer deposits across all business lines

Organic Deposits YTD


32%
$1.1bn
$1.4bn
Q3' 19 YTD
Q3' 20 YTD

Growth driven by stronger performing accounts and boosted by federal stimulus programs

Cash inflows to end user deposit accounts, not attributable to higher education disbursements or white label partner incentive payments

Higher Ed Account Retention


1%
98.5%
99.7%
3-Year Trailing Avg.
Today(1)

2020 retention is tracking above average of trailing 3 years' retention

Calculated as one minus the annual SSE attrition over beginning of the year SSE count

Interchange Rate YTD


13%
79bps
69bps
Q3' 19 YTD
Q3' 20 YTD

Decline due to impacts of COVID (increase in average ticket size and changing consumer merchant mix). We expect some positive revision in this rate in 2021

Represents the amount of revenue for each debit card transaction, including interchange maintenance paid by partner bank, net of network costs, as a % of debit spend

Note: Q3 2020 financials are still preliminary
1) Management estimate for performance through end of 2020 based on seasonal renewals and performance YTD

| 24

Case Study: Higher Education Business

BankMobile

Illustrative Example of how Student Loans or Grants flow to Higher Education Institutions and onto Students (how proceeds flow)

Federal & Private

$260 Billion

Total Aid and Non-Federal Loans for 2018 & 2019[1]

→ **Loan or Grant: $10,000** →

Colleges & Universities

Tuition: $8,500

→ BankMobile VIBE *Disbursement* **Refund: $1,500** →

Students

→

Collaboration on enhanced offering planned to launch 2021

BankMobile VIBE + G Pay

or

ACH Transfer to Another Bank or Check

- Books
- Housing and Food
- Travel and Other

Eliminating Complexity for Schools:

- ✓ Disbursement Timing
- ✓ Department of Ed Compliance
- ✓ Service & Staffing Needs
- ✓ Technology Demands
- ✓ Audits & Record Keeping

BankMobile Revenue Opportunities

Higher-Ed Partners

- Subscription Fees from Higher-Ed Clients
- Transaction Fees from Higher-Ed Clients

Student and Non-Student Customer Accounts

- Interchange Revenue on Customer Activity
- Service Fees for Wire, Foreign ATM Transactions
- Account Maintenance Fees for Non-Students
- Deposit Servicing Income from Serviced Deposit Balances

1) CollegeBoard, "Trends in Student Aid 2019".

| 25

Higher-Ed Business Unit Value Creation


Bank Partners
Fees from Bank Partners
Low-Cost Consumer Deposits
Subscription and Other Fees
Manage Disbursement Process
BankMobile
Disbursement Distributed Through BankMobile Vibe Account
Card Usage Drives Interchange Fees Paid by Merchant, Customer Pays Some Account and Usage Fees (e.g., ATM, Card Re-Issue, etc.)
Higher-Ed Campus
Account Holder

Benefits of a BankMobile Account

- High tech digital banking product
- Competitive interest rates
- Student focused special discounts from partners (digital study tools from Bartleby and financial support services from Billshark)
- Free national ATM access
- Financial education
- Low fees

| 26

New Business Verticals Performance

Number of Open Accounts


Oct
Nov
Dec
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep

Q over Q Growth	Q4'19	Q1'20	Q2'20	Q3'20
	13%	18%	12%	21%

EOP Serviced Deposit Balances
($MM)


Oct
Nov
Dec
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep

Q over Q Growth	Q4'19	Q1'20	Q2'20	Q3'20
	21%	31%	52%	84%

Card Spend
($MM)



Q over Q Growth	Q4'19	Q1'20	Q2'20	Q3'20
	29%	22%	44%	23%

- Over the last twelve months quarterly card spend has more than doubled and the number of accounts has grown by nearly 80%
- Serviced deposit balances are growing exponentially and have grown by over 300% in the last twelve months
- Overall growth is driven by both increasing number of accounts and average account performance
- New Business Account Level Metrics:
  - EOP Serviced Deposits Balances up 148% YoY per Account
  - Quarterly Card Spend up 60% YoY per Account

Account Level Performance of the New Business Verticals

EOP Serviced Deposit Balances per Account ($)


148% Growth YoY
Q3 '19
Q4 '19
Q1 '20
Q2 '20
Q3 '20
New Business
Total BMT
Higher Ed

Card Spend per Quarter Per Account ($)


60% Growth YoY
Q3 '19
Q4 '19
Q1 '20
Q2 '20
Q3 '20
New Business
Total BMT
Higher Ed

Note: New Business includes White Label Partners and Workplace Banking; EOP Serviced Deposits refers to End of Period Serviced Deposit Balances; Q3 2020 Financials are still preliminary

| 27

White-Label BaaS Market Opportunity

Massive Identified Addressable Market

Existing Identified Market	>50 Million Prospects
+	
Customer Pipeline related to New White-Label Partners[1]	~150 Million Prospects
=	
Total Identified Market	>200 Million Prospects

Key Market Attributes of Target Partners

Established Brand Equity
Ability to leverage market-trusted image in co-branded marketing materials, as well as UX and App

Immense, Captive Customer Base
Massive, underserved customer bases provide a deep pipeline of sticky customers to market to

Strong Customer Loyalty
Immensely loyal, existing customer base in need of financial and digital banking solutions

Diverse Marketing Channels
Deeply ingrained marketing channels to promote co-branded platform and increase awareness

Numerous Natural Checkout Moments
Effortless, omni-channel checkout points retain customer dollars within the Banking-as-a-Service ecosystem

BankMobile is targeting to add one new large partner per year and is currently in multiple RFP processes

1) Represents customer reach of identified White-Label prospects initiated in partnership conversations with BankMobile; BankMobile acknowledges that there is likely to be customer overlap amongst white-label customers and industry verticals

| 28

Our B2B2C Differentiation

BankMobile

Low Acquisition Costs, High Adoption Rates

- Digital First / Branchless
- Large Aggregators of Consumers
- Trusted Brands
- Natural Checkout Moments

Competitive Economics

- "Durbin Exempt" Interchange-Only Model
- Low Fee Banking with Benefits
- Reduced On-Partner Expense
- Attractive Revenue Share

Competitive Advantage

- Large Banks Unable to Compete on Interchange Alone
- Small Banks Unable Invest Adequate $ to Build BaaS Platform
- Regulators Wary of Allowing Fintechs Without Banking Acumen to Scale[1]
- Chartered, FDIC-Insured, Not-Prepaid Partners

Deep Experience

- Deep Expertise in B2B2C Banking
- ~2.0 Million Accounts
- Launched Partnership with T-Mobile via TMM
- Proven Service & Delivery Model

1) The Wallstreet Journal; *"Judge Denies Federal Authority to Issue Fintech Bank Charters"* – October 2019

Note: BM Technologies is Not a Bank and does not provide banking services. BankMobile is a technology provider that facilitates deposits and banking services between a customer and an FDIC insured partner bank. Any reference in this presentation to "banking" or "banking services" is in reference to BankMobile providing services between a customers and a partner bank. The BankMobile brand and trademark is only used in reference to services being provided between a customer and an FDIC insured partner bank

| 29

Experienced Management Team

Vision and Experience to Execute

Management Team



Luvleen Sidhu

CEO and Co-Founder

FinTech Woman of the Year[1]

Industry Experience
9+ Years



Bob Ramsey

Chief Financial Officer

Industry Experience
20+ Years



Robert Diegel

Chief Operating Officer

Industry Experience
35+ Years



Warren Taylor

Chief Customer Officer and Co-Founder

Industry Experience
35+ Years



Andrew Crawford

Chief Commercial Officer

Industry Experience
23+ Years



Robert Savino

Chief Product Officer

Industry Experience
21+ Years



Jamie Donahue

Chief Digital Officer

Industry Experience
25 Years

By the Numbers

~24 Years	Average Industry Experience
254	FTEs[2]
Most Innovative Bank	Industry Recognition

Key Industry Expertise

- FinTech
- Banking
- Compliance / Risk Management
- Operations
- Finance
- Digital Marketing

1) 2019 Lendit Fintech Industry Awards
2) As of 10/1/2020

| 30

CONFIDENTIAL 31 | Tremendous Platform Growth Opportunity Multiple Levers to Accelerate Growth Expand Student Adoption and Create Long - Term Customer Relationships by Expanding Access to Credit Products Continue to Add New White - Label Partners Strategic M&A Expand Distribution Channels and Product Offerings x Drive strong organic growth by successfully executing on our customer acquisition and engagement strategies x Continue RFP process and strategic discussions with vetted blue - chip, white - label partners to tap into their loyal customer bases x Distribute the platform through new channels to open up incremental TAM x Capitalize on robust universe of marketplace lenders, Personal Financial Management (“PFM”) players, and vertical higher - ed software acquisition targets Further Expand Within Existing White - Label Partnerships x Continue to add new SSEs x Increase adoption rates through new partnerships x Expand bank partnerships to expand access to credit

Financial Information

Income Statement – Pro Forma Core Historical & Forecasted

BankMobile

	2019 Pro Forma Core [1]	2020E	2021E	2022E
Pro Forma Core Revenues ($mm)	**$61.3**	**$66.9**	**$104.0**	**$144.4**
Less: Pro Forma Core OpEx (Excl. Deprec. & Amort.) ($mm)	63.6	63.0	82.6	94.1
Pro Forma Core EBITDA ($mm) [2]	**($2.2)**	**$3.8**	**$21.5**	**$50.3**
Less: Interest Expense ($mm)	0.5	1.4	0.6	0.3
Less: Deprec. & Amort. ($mm)	9.3	11.7	14.7	16.7
Pro Forma Core Pre-Tax Income ($mm)	**($12.1)**	**($9.3)**	**$6.2**	**$33.3**
Less: Tax Expense ($mm)	0.0	0.0	1.5	8.0
Pro Forma Core Net Income ($mm)	**($12.1)**	**($9.3)**	**$4.7**	**$25.3**
Average Serviced Deposits ($mm)	**$548.5**	**$757.0**	**$1,381.4**	**$2,335.0**
YoY Growth				
Average Serviced Deposits		*38%*	*82%*	*69%*
Pro Forma Core Revenues		*9%*	*56%*	*39%*
Pro Forma Core OpEx (Excl. Depreciation & Amortization)		*(1%)*	*31%*	*14%*
Pro Forma Core EBITDA		-	*458%*	*134%*
Pro Forma Core Net Income		-	-	*442%*

Note: 2020 – 2022 forecasted figures incorporate additional public company cost upon consummation of the transaction. Forward looking financial projections assume white label business achieves significant forecasted growth. These figures are subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the control of the Company and its management.

1) 2019 financials are shown pro forma for BankMobile's current deposit servicing and expense agreements with Customers Bank; see page 45 for reconciliations to Pro Forma Core Financials
2) EBITDA is a Non-GAAP financial measure; see page 46 for reconciliations to Non-GAAP financial measures

| 33

Financial Summary

Pro Forma Core Financial Metrics

($ in millions)	2019 Q3	2020 Q3	YoY Chg %	2019Q3 YTD	2020Q3YTD	YoY Chg %
Interchange and card revenue	$6.7	$7.4	*11%*	$21.8	$20.1	*(8%)*
Deposit servicing fees	4.0	5.7	*43%*	12.4	15.5	*26%*
Account fees	3.0	2.8	*(9%)*	7.9	8.5	*8%*
University fees	1.3	1.3	*6%*	3.7	4.0	*8%*
Other	0.3	1.0	*NM*	0.7	1.3	*91%*
Pro Forma Core Revenues	**$15.2**	**$18.2**	***20%***	**$46.5**	**$49.4**	***6%***
Pro Forma Core OpEx (Excl. Depr. & Amort.)	13.9	14.7	*6%*	48.7	47.4	*(3%)*
Pro Forma Core EBITDA	**$1.4**	**$3.6**	***NM***	**($2.3)**	**$2.0**	***NM***
Less: Interest Expense	0.1	0.4	*NM*	0.1	1.1	*NM*
Less: Depreciation & Amortization	3.2	2.6	*(18%)*	6.1	8.8	*45%*
Pro Forma Core Pre-Tax Income	**($2.0)**	**$0.6**	***NM***	**($8.5)**	**($7.9)**	***NM***
Total Serviced Deposits - EoP	**$666**	**$944**	***42%***	**$666**	**$944**	***42%***
Total Debit Spend	**$597**	**$741**	***24%***	**$1,813**	**$2,109**	***16%***

Commentary

- Interchange and card revenues declined, despite significant growth in card spend due to $1mm drop in ATM related revenue and reduced interchange fee rates
- Deposit servicing fees increased, driven by 25% growth in average deposit balances
- University fees benefitted from COVID-related services provided to new, non-subscription clients
- 2020 expense levels benefitted from contract optimization initiatives launched in 2019H2
- Additional benefits expected to be realized from operating leverage initiatives implemented in October 2020
- Interest on debt
- Increase in depreciation and amortization expense in 2020 driven by launch of white label products and amortization of capitalized development expenses

Source: Company management
Note: Q3'20 financial metrics are preliminary and subject to change
Note: Refer to Reconciliation to Pro Forma Core Financials on page 45; Growth rates over 150% deemed not meaningful – "NM"

| 34

FY 2020 Update

BankMobile

COVID Impact of Updated Financials

2020 projections were established at the start of the year. Expectations have been revised based on actual year-to-date experience and updated expectations for the fourth quarter.

Management attributes at least $3.8mm of the decline in expected revenues directly to COVID:

- $2.4 million reduction in interchange revenues reflecting revised net interchange rate of 71 bps, vs. 81 bps in original projection; COVID resulted in shifts in purchase mix and larger average transaction sizes which reduced the effective interchange rate
- $1mm impact from delays in implementing new product for white label partnership, primarily due to COVID
- $0.4 million estimated impact of COVID on foreign ATM fees from February through April, given the portion ATM usage declines we attribute to COVID

Estimated revision to EBITDA is approximately $1.5mm despite the impact of COVID-19

	2019 Pro Forma Core	Beginning of the Year "Pre-COVID" 2020E	Revised 2020
Pro Forma Core Revenues($mm)	$61.3	$72.4	$66.9
Pro Forma Core EBITDA ($mm)	($2.2)	$5.3	$3.8
Pro forma Core Net Income ($mm)	($12.1)	($7.0)	($9.3)

Revenue Growth Returned to Expected Levels After Pandemic Related Slowdown in Early 2020

YoY Change in Pro Forma Core Revenues



Pre-COVID '20 – '21 Pro Forma
Core Rev Growth Projection: 18%
-6%
7%
20%
18%
Q1 '20
Q2 '20
Q3 '20
EST Q4'20

Source: Company management
Note: Q3'20 financial metrics are preliminary and subject to change

| 35

36 | 2019 Pro Forma 2020E 2021E 2022+ 25% New Banking Service Cost Controls and Revenue Growth Drive Operating Leverage Focus on Expense Control as BMT Initiatives Launch and Exit “Build” Phase OpEx Savings Rate (2) 1) Majority of savings related to reducing costs of variable services. 2020 projected savings of $10mm calculated by comparing actual costs with projected costs using 2020 account activity and pre vio us agreements and processes 2) Based on 2019 total expenses minus depreciation and amortization Note: 2019 Pro Forma Revenues Ongoing $10mm Annualized Benefit • Initiatives focused on contract optimization and process automation and resulted in permanent reduction to cost base • Benefits began in 2H 2019 and included $5mm savings in 2019 Contract Optimization Initiative (1) Operating Leverage Initiative Ongoing $7mm Annualized Benefit • Operating leverage initiatives, including reorganization, automation, and vendor negotiations launched in Q4 2020 • Expected to generate $1.7 million of savings in 2020Q4, excluding severance costs 2019 2020 2021 Focus on Expense Management Maintaining Revenue High Growth Beyond Recurring Annual Savings $17mm BMT Forecast Revenues 2022E +

Financial & Operating Highlights

BankMobile

BankMobile (BMT)'s Model has enabled it to establish a highly attractive financial & operating profile

>5mm

*SSEs [1]

BankMobile Serves Approximately 1 in 3 of all US College Students

>2mm

Accounts [1]

>98%

Higher-Ed Client Retention (by SSEs) [1][2]

$11.7bn

Total Student Refund Dollars Processed [3]

$2.7bn

Debit Spend [3]

$944mm

EoP Serviced Deposits [1]

Pro Forma Core Revenue	Revenue	EBITDA Margin
$64mm	**$104mm**	**21%**
LTM as of 9/30/20 [1]	2021E [4]	2021E [4]

- Signed Student Enrollments ("SSEs")

Source: BankMobile management

1) Preliminary Data as of the period end 9/30/2020. Non-GAAP, see slide 45
2) Represents one minus the annual SSE attrition over beginning of the year SSE count
3) Reflects last twelve-month data for the period end 9/30/2020
4) Reflects forecasted full year 2021 data; Forecasted Revenue and EBITDA set forth on "Income Statement History and Forecast" on slide 23 & 33; EBITDA is a Non-GAAP financial measure which can be reconciled on page 46; Forward looking financial projections assume white label business achieves significant forecasted growth. These figures are subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the control of the Company and its management

| 37

Valuation Overview

BankMobile

- Enterprise Value multiples are valued at a significant discount when looking at 2021E EBITDA and revenue


Public Comparable Companies (1)
EV / 2021E Revenue Multiples
1.3x
6.8x
8.1x
5.3x
BankMobile(2)
Bank Tech
Payment Technology and Software Sol.
B2B / Card Issuers & Processors


Public Comparable Companies (1)
EV / 2021E EBITDA Multiples
6.5x
17.7x
19.6x
15.8x
BankMobile(2)
Bank Tech
Payment Technology and Software Sol.
B2B / Card Issuers & Processors

	Enterprise Value / 2021E Rev.	Enterprise Value / 2021E EBITDA
Bank Tech Comparables		
FIS	7.9x	17.6x
Intuit	9.7x	26.3x
Fiserv	5.8x	14.0x
ADP	4.3x	17.8x
Jack Henry	6.8x	21.5x
Temenos	9.6x	22.2x
Q2	11.0x	NM
ACI Worldwide	3.4x	12.9x
Bottomline Tech.	3.9x	17.4x
Median	**6.8x**	**17.7x**
Payment Technology and Software Solutions Comparables		
PayPal	8.8x	31.0x
Square	8.6x	NM
Repay	11.2x	24.9x
Global Payments	8.1x	17.0x
i3 Verticals	5.5x	19.1x
Shift4 Payments	2.3x	16.1x
Paya, Inc.	5.6x	20.1x
Median	**8.1x**	**19.6x**
B2B / Card Issuers & Processors Comparables		
FleetCor	8.8x	15.8x
WEX	4.6x	10.4x
Alliance Data Systems	3.7x	11.9x
Worldline	5.3x	19.8x
EML Payments	5.5x	17.1x
Median	**5.3x**	**15.8x**

- Private market valuations for US and Int'l Neobanks using disclosed valuations and number of accounts [3]


Valuation / Customers
Average: $458 per Customer
$64
$725
$178
$400
$700
$550
$375
$667
2019 Avg Rev per Customer (4)
BankMobile: $32
Revolut: $31:
Monzo: $27
BankMobile
chime
STASH
nu bank
N26
Revolut
monzo
Aspiration

	BankMobile	Chime	Stash	Nubank	N26	Revolut	Monzo	Aspiration
Valuation ($mm)	$140mm	$5,800mm	$800mm	$10,000mm	$3,500mm	$5,500mm	$1,500mm	$1,000mm
Accounts[3] (millions)	2mm	8mm	5mm	25mm	5mm	10mm	4mm	2mm

Source: Capital IQ & FactSet Research Systems, Inc.; Market data as of 10/7/2020
Note: Multiples exclude valuations less than 0.0x and greater than 50.0x; Peer data reflects consensus estimates
1) Reflects median values for comparable companies in each respective industry
2) Forecasted Revenue and EBITDA are set forth on "Income Statement History and Forecast" on slides 23 & 33; EBITDA is a Non GAAP financial measure which can be reconciled on page 46
3) FT Partners Research, "The Rise of Challenger Banks", Business Insider, TechCrunch and Bloomberg; References to number of customers is assumed to apply accounts; BMT account data as of 9/30/2020
4) See slide 41; 2019 Ending Revenue reported by Monzo and Revolut / Avg # of customers throughout the year. Conversion at 1.29 USD to GBP; https://sifted.eu/articles/a comparison of uk top three digital banks/

| 38

Investment Thesis

Unique Opportunity to Invest in a Premier Brand Positioned for Significant Growth

Recognized Market Leader
- Among the Largest Digital Banking Platforms
- Proprietary "BaaS" Technology
- High Volume, Low Cost Acquisition Model
- Full Suite of Banking Products Through Partner Banks

Rapid Market Expansion
- Higher-Ed
- White-Label Partnerships
- Workplace Banking

Best-in-Class Digital Bank
- Sophisticated Capabilities
- Frictionless Onboarding
- Powerful Customer Acquisition
- Proprietary Infrastructure
- Dynamic Consumer Data

Positioned For Significant Growth
- Planned 2021 Launch of Collaboration with Google Pay
- White-Label Partner Expansion
- New White-Label Partner Additions
- Distribution Channel and Product Offering Expansion
- Strategic M&A

Strong Financial Profile
- **~$66.9M** 2020E Pro Forma Core Revenue
- **30%** 2019 - 2021E Pro Forma Core Revenue CAGR
- **~$925M** 2020E EoP Serviced Deposits
- **38%** 2020E Avg. Service Deposit Growth
- **17%** 2020E Debit Spend Growth

| 39

Appendix

BankMobile Average Account Performance Comparison

Key Operating Metrics Comparison against Leading UK based Digital Banks

Illustrative Analysis



Revenue per Account (1)
$32
BankMobile '20 YTD Annualized
$29
BankMobile 2019
$27
monzo Fiscal 2019 (4)
$31
Revolut 2019
EOP Serviced Deposits per Account
$439
BankMobile As of 9/30/20
$209
BankMobile 2019
$460
monzo Fiscal 2019
$304
Revolut 2019
Card Rev per Account (2)
$13.0
BankMobile '20 YTD Annualized
$13.5
BankMobile 2019
$13.8
monzo Fiscal 2019 (4)
$19.6
Revolut 2019
Valuation per Account (3)
$64.0
BankMobile
$550.0
monzo
$375.0
Revolut

Highlights

BankMobile compares favorably with both Monzo and Revolut on key metrics

Revolut reported 10mm customers at the end of 2019 and was last valued at $5.5B

Monzo reported 2.75mm customers as of 2/29/20 and was last valued at $1.5B

1) Total reported revenue divided by average number of customers throughout the year calculated using beginning and end of year customer counts. Customer counts identified using either disclosed number of accounts or customers.; 2) Reported by Monzo as Net fee and commission income; Reported by Revolut as Card & Interchange; (3) Latest private market valuation divided by number of accounts for Monzo and Revolut; Transaction valuation divided by number of accounts for BankMobile; See Page 37; (4) Net of $10.7mm Fee and Commission Expense

Source: https://sifted.eu/articles/a-comparison-of-uk-top-three-digital-banks; Revolut and Monzo Annual Reports; FT Partners Research, "The Rise of Challenger Banks", Business Insider, TechCrunch and Bloomberg;

Note: Exchange Rate of GBP to USD = 1.29 for all Monzo and Revolut data; Monzo data is Fiscal year end Feb 29,2020 and Revolut data is year end Dec 31, 2019; BankMobile Revenue is pro forma core revenue

| 41

Business Model Comparables

BankMobile

Degree of Comparability: Higher → Lower

	Similarities to BMT	Differences to BMT
"NeoBanks" chime, monzo, Revolut, N26	• **Competitive product to the end consumer** - digital checking and savings accounts with features that include two-day paycheck, etc • **Generates the vast majority of its economics from the digital bank accounts**	• Key business model differentiation is the **BMT utilizes a B2B2C distribution** strategy rather than marketing to consumers directly which enables very low customer acquisition costs • BMT generates some subscription revenue
Payments & Cards REPAY, globalpayments, Square, PayPal	• The **largest source of revenue for BMT is interchange fees** generated from card payment processing	• BMT also **generates some revenue from deposit servicing and subscription services** • **BMT provides Banking-as-a Service functionality to third parties**
Bank-Technology Q2, jack henry & Associates Inc., fiserv., FIS	• **Provides Banking-as-a Service functionality to third parties**, allowing them to engage their existing customers with branded financial services like checking and savings accounts	• QTWO and many other bank technology providers **primarily generate revenue through software subscriptions**. BMT generates the majority of its revenue through usage of the digital bank accounts
Chartered, Full-Stack BaaS The Bancorp, green dot, cross river	• **Provides Banking-as-a Service functionality to third parties**, allowing them to engage their existing customers with branded financial services like checking and savings accounts • Generate a **mix of interchange income and deposit related income**	• **BMT is not a chartered bank**, whereas GDOT, Bancorp and others are banks • **GDOT generates most of their revenue from prepaid cards** whereas BMT does not provide any prepaid cards • **BMT does not originate any credit** or take any loans on their balance sheet

| 42

43 | Proposed Capitalization and Ownership Note: Analysis assumes $27.7 million cash held in the trust account by MFAC related to existing MFAC public stockholders (reflects cur rent amount following the November 2020 shareholder redemption period), shares will remain outstanding and cash will be avail abl e for use in the Transaction Note : Net Working Capital at close is $0.9mm above target level resulting in an upward adjustment to the merger consideration 1) Total non - cash merger consideration to equity includes downward deal value adjustment of $13.4mm related to sponsor equity adjus tments, net working capital adjustments and transaction expenses 2) Estimated at closing 12/31/2020; See page 47 “Reconciliation to Non - GAAP Financial Measures” for closing net debt calculation 3) Cash held by BankMobile in excess of $5.0mm will serve as additional cash consideration to Customers Bank; Based on estimated cash at closing of $16. 8m m 4) Cash consideration includes $20.0mm of proceeds related to the PIPE offering (net of $5.0mm in estimated transaction expenses ), $11.8mm excess cash held by BankMobile at close and an additional $8.8mm of cash held in escrow in MFAC’s trust account 5) Reflects remaining Class A shares following November 2020 redemption period 6) Based on total PIPE investment of $20.0mm and MFAC’s share price $10.38; Includes retained founder shares of 0.7mm from initi al founder investment; Excludes 0.3mm founder shares subject to vesting and forfeiture unless the stock price reaches $15.00 per sh are for 20 out of 30 days 7) Reflects total non - cash merger consideration to equity, issuance based on MFAC share price of $10.38 8) Reflects pro forma intercompany debt after partial paydown 9) Includes maximum cash reserve of $5.0mm held by BankMobile and an estimated $10.0mm of cash allocated to BankMobile’s balance sheet by cash held in the trust account by MFAC 10) Pro forma core Revenue and EBITDA set forth on “Income Statement History and Forecast“ and “Reconciliation to Non - GAAP Financial Measures” on slides 33 and 46, respectively Proposed Sources & Uses Analysis Proposed Equity Capitalization Summary (1) Capitalization at Closing Proposed Sources ($mm) Rollover Equity - CUBI Shareholders (1) $51.0 PIPE Proceeds 20.0 Pre-Closing Cash on B/S at MFAC 27.7 Net Debt at Close (2) 16.2 BankMobile Excess Cash Net of Reserve Adjustment (3) 11.8 Total $126.6 Proposed Uses ($mm) Cash - Consideration to Equity (1)(4) $35.6 Stock Consideration: $10.38 per share 51.0 Estimated Transaction Expenses 5.0 Cash to Pro Forma Balance Sheet 10.0 Debt Repayment 8.8 Net Debt at Close (2) 16.2 Total $126.6 (1) Share Count % of Party (millions) Total MFAC Shareholders 2.7 25.6% PIPE Investors (6) 2.8 27.2% Shares Issued to CUBI Shareholders 4.9 47.2% Total 10.4 100.0% (5) (7) Share Price $10.38 Total Shares Outstanding 10.4 BMT Pro Forma Equity Value $108.0 NWC Adjustment (0.9) Estimated Transaction Expenses 5.0 BankMobile Excess Cash Net of Reserve Adjustment (3) 11.8 Adjusted Equity Value $123.8 Debt at Close 31.2 Cash at Close (15.0) Enterprise Value $140.0 BMT 2020E Pro Forma Core EBITDA ($mm) $3.8 BMT 2021E Pro Forma Core EBITDA ($mm) $21.5 BMT 2021E Pro Forma Core Revenue ($mm) $104.0 EV / 2020E Pro Forma Core EBITDA 36.4x EV / 2021E Pro Forma Core EBITDA 6.5x EV / 2021E Pro Forma Core Revenue 1.3x (8) (9) (10) (10) (10)

Proposed Transaction Structure



MFAC Public Shareholders
MFAC Sponsor Members (1)
PIPE Investors
CUBI Public Shareholders
MFAC Sponsor and Investors contribute capital to single PIPE investment; MFAC Sponsor relinquishes "Class B" shares
MFAC Public shareholders have the option to:
(a) continue to own, in connection with the closing, MFAC shares or
(b) redeem shares for a portion of the $33.2mm in trust
("MFAC Sponsor")
PIPE Investment
Customers Bancorp, Inc ("CUBI")
Shares in MFAC issued for cash
Megalith Financial Acquisition Corp. ("Purchaser" or "MFAC") (NYSE listed company to be renamed BM Technologies, Inc.)
CUBI owns 100% of Customers Bank
Shares in the Company
Customers Bank ("Seller of Company"; "Lender to Company")
MFAC issues shares to CUBI public shareholders (1)
MFAC issues cash to Customers Bank, the sole stockholder of BankMobile
MFAC Merger Sub Inc. established as a wholly-owned subsidiary of MFAC
(1) MFAC Sponsor transfers additional "Class B" shares to CUBI shareholders as part of the aggregated consideration (1)
CUBI Public Shareholders
Obligation on a $40mm Credit Facility
Prior to Transaction closing, 100% ownership of BankMobile Technologies, Inc.
MFAC Merger Sub Inc.
BankMobile Technologies, Inc. ("The Company")
BankMobile merges into MFAC Merger Sub Inc.

1) CUBI will not retain a common equity ownership interest in the company as shares will be distributed directly to CUBI shareholders — there will be restrictions on the sale of shares distributed to CUBI shareholders for a period of 12 months after Closing.

Note: The Merger Consideration Shares will be subject to restrictions on sale and transfer for a period of twelve months following the Closing of the Business Combination, provided that these restrictions will end prior to such time upon the earlier of (1) the date after the Closing Date on which Megalith consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of Megalith's stockholders having the right to exchange their shares of common stock for cash, securities or other property, and (2) the date on which the closing sale price of Megalith's common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least one hundred and fifty (150) days after the Closing.

| 44

Reconciliation to Pro Forma Core Financials

BankMobile

($ shown in 000s)	2019 Preliminary Financials						2020 Preliminary Financials			
	Quarterly Financials				YTD	Full Year	Quarterly Financials			YTD
	Q1' 19	Q2' 19	Q3' 19	Q4' 19	Q3' 19	2019	Q1' 20	Q2' 20	Q3' 20	Q3' 20
Revenues	$19,811	$16,995	$17,900	$17,601	$54,706	$72,307	$15,758	$15,431	$18,338	$49,527
Operating Expense	18,444	21,129	20,725	19,310	60,298	79,608	19,891	19,144	17,728	56,763
Income/(Loss) Before Taxes & Interest	**$1,367**	**($4,134)**	**($2,825)**	**($1,709)**	**($5,592)**	**($7,301)**	**($4,133)**	**($3,713)**	**$610**	**($7,236)**
Interest Expense	0	0	132	403	132	535	394	399	353	1,146
Pre-Tax Income / (Loss)	**$1,367**	**($4,134)**	**($2,957)**	**($2,112)**	**($5,724)**	**($7,836)**	**($4,527)**	**($4,112)**	**$257**	**($8,382)**
Taxes	7	7	7	6	21	27	7	7	7	21
Net Income / (Loss)	**$1,360**	**($4,141)**	**($2,964)**	**($2,118)**	**($5,745)**	**($7,863)**	**($4,534)**	**($4,119)**	**$250**	**($8,403)**

($ shown in 000s)	2019 Pro Forma Core Financial Reconciliation						2020 Pro Forma Core Financial Reconciliation			
	Quarterly Financials				YTD	Full Year	Quarterly Financials			YTD
	Q1' 19	Q2' 19	Q3' 19	Q4' 19	Q3' 19	2019	Q1' 20	Q2' 20	Q3' 20	Q3' 20
Revenues	$19,811	$16,995	$17,900	$17,601	$54,706	$72,307	$15,758	$15,431	$18,338	$49,527
(1) Deposit Servicing Fee Adjustment	(3,131)	(2,437)	(2,665)	(2,736)	(8,234)	(10,970)	0	0	0	0
(2) Fraud Reimbursement Adjustment - Revenue	0	0	0	0	0	0	(123)	120	(96)	(99)
Pro Forma Core Revenues	**$16,680**	**$14,558**	**$15,235**	**$14,865**	**$46,472**	**$61,337**	**$15,635**	**$15,551**	**$18,242**	**$49,428**
Operating Expense	18,444	21,129	20,725	19,310	60,298	79,608	19,891	19,144	17,728	56,763
(2) Fraud Reimbursement Adjustment - Expense	(838)	(965)	(2,662)	(188)	(4,465)	(4,653)	(123)	120	(96)	(99)
(3) Merger / Dept of ED Settlement Expenses	0	0	(1,000)	(1,100)	(1,000)	(2,100)	(50)	(25)	(377)	(452)
Pro Forma Core Operating Expenses	**$17,606**	**$20,164**	**$17,063**	**$18,022**	**$54,833**	**$72,855**	**$19,718**	**$19,239**	**$17,255**	**$56,212**
(4) **Pro Forma Core Income / (Loss) Before Taxes & Interest**	**($926)**	**($5,606)**	**($1,828)**	**($3,158)**	**($8,360)**	**($11,518)**	**($4,083)**	**($3,688)**	**$987**	**($6,784)**
Interest Expense	0	0	132	403	132	535	394	399	353	1,146
Pro Forma Core Pre-Tax Income / (Loss)	**($926)**	**($5,606)**	**($1,960)**	**($3,561)**	**($8,492)**	**($12,053)**	**($4,477)**	**($4,087)**	**$634**	**($7,930)**
Taxes	7	7	7	6	21	27	7	7	7	21
Pro Forma Core Net Income / (Loss)	**($933)**	**($5,613)**	**($1,967)**	**($3,567)**	**($8,513)**	**($12,080)**	**($4,484)**	**($4,094)**	**$627**	**($7,951)**

($ shown in 000s)	2019 Pro Forma Core EBITDA Reconciliation						2020 Pro Forma Core EBITDA Reconciliation			
	Quarterly Financials				YTD	Full Year	Quarterly Financials			YTD
	Q1' 19	Q2' 19	Q3' 19	Q4' 19	Q3' 19	2019	Q1' 20	Q2' 20	Q3' 20	Q3' 20
Pro Forma Core Pre-Tax Income	($926)	($5,606)	($1,960)	($3,561)	($8,492)	($12,053)	($4,477)	($4,087)	$634	($7,930)
Addback Interest	0	0	132	403	132	535	394	399	353	1,146
Addback of Depreciation & Amortization	1,464	1,442	3,187	3,195	6,093	9,288	3,180	3,045	2,605	8,830
Pro Forma Core EBITDA	**$538**	**($4,164)**	**$1,358**	**$37**	**($2,267)**	**($2,230)**	**($903)**	**($643)**	**$3,592**	**$2,046**

Pro Forma Core Adjustments

Revenues and expenses have been presented on a "pro forma core" basis to illustrate past periods as if the current deposit servicing agreement had been in place, and to remove non-recurring, one-time costs for merger expenses and Department of Education settlement

1. *Pro Forma adjustment to revenue to reflect BMT's current deposit servicing agreement in all periods, whereby BMT receives of 1.50% for deposit servicing plus 1.50% for NIM Sharing*
2. *Pro Forma adjustment to revenue to reflect BMT's current deposit servicing agreement in all periods, whereby BMT is reimbursed for operating losses stemming from fraud related transactions. Additionally, fraud reimbursement (and expense) is netted out of revenue (and expense in applicable periods).*
3. *Adjustment to remove non-core/nonrecurring merger and Department of Education settlement expenses related to legacy Higher One business now assumed by BankMobile*
4. *Pro Forma Core Revenues minus Pro Forma Core Operating Expenses*

Source: Company management
Note: Q3'20 Financial metrics are preliminary and subject to change

| 45

46 | Reconciliation to Non - GAAP Financial Measures Source: BankMobile management projections Note: 2021 – 2022 forecasted figures incorporate additional public company cost upon consummation of the transaction. Forward lo oking financial projections assume white label business achieves significant forecasted growth. These figures are subject to significant busi nes s, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the control of the Company and its management. 1) Refer to Reconciliation to Pro Forma Core Financials on page 45 2) Reflects cost of intercompany debt ($ shown in millions) 2019 Pro Forma Core (1) 2020E 2021E 2022E Pro Forma Core Pre-Tax Income ($12.1) ($9.3) $6.2 $33.3 Addback of Interest Expense 0.5 1.4 0.6 0.3 Addback of Depreciation & Amortization 9.3 11.7 14.7 16.7 Pro Forma Core EBITDA ($2.2) $3.8 $21.5 $50.3 Pro Forma Core EBITDA ($2.2) $3.8 $21.5 $50.3 Pro Forma Core Revenue 61.3 66.9 104.0 144.4 Pro Forma Core EBITDA Margin (4%) 6% 21% 35% (2)

47 | 2020E BankMobile Estimated Debt at Closing $40.0 Trust Cash Allocated for Debt Paydown (1) (8.8) Pro Forma Estimated Debt at Closing $31.2 Beginning BankMobile Cash $16.8 Less: BankMobile Excess Cash Used in Cash Consideration (2) (11.8) Plus: Cash Held in MFAC Trust Allocated to Balance Sheet 10.0 Estimated Closing Cash on Balance Sheet $15.0 Pro Forma Estimated Debt at Closing $31.2 Less: Estimated Closing Cash on Balance Sheet 15.0 Estimated Net Debt at Close $16.2 2020 Pro Forma Core EBITDA 3.8 Net Leverage Ratio (Net Debt / 2020 Pro Forma Core EBITDA) 4.2x Reconciliation to Non - GAAP Financial Measures (Continued) Source: BankMobile management projections 1) Assumes $27.7mm cash held in escrow at MFAC related to existing MFAC investors will not be redeemed upon Transaction closing; Assumes 50% of trust cash in excess of $10.0mm will serve as proceeds used to partially paydown existing intercompany debt 2) Cash held by BankMobile in excess of $5.0mm will serve as additional cash consideration to Customers Bank